Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

          We consent to the incorporation by reference of our reports dated February 14, 2001 in the Registration Statement (Form S-8) pertaining to the Stock Incentive Plan of American Standard Companies Inc., with respect to the consolidated financial statements of American Standard Companies Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, and the related financial statement schedules incorporated by reference therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
July 16, 2001.